Exhibit 3

Oi S.A. – In Judicial Reorganization Corporate Taxpayer’s ID (CNPJ/MF) No. 76.535.764/0001-43 Company Registry (NIRE) No. 33.3.0029520-8 Publicly-held Company

NOTICE TO THE MARKET

Oi S.A. – In Judicial Reorganization (“Oi” or the “Company”), in addition to the Notice to the Market published on August 31, 2018, hereby informs its shareholders and the market in general that on this date it was informed of the decision rendered on October 25, 2018, by the Lisbon Court of Appeal in the connection with the Appeal brought by the Company and its subsidiaries Telemar Norte Leste – In Judicial Reorganization, Oi Móvel S.A. – In Judicial Reorganization, Copart 4 Participações S.A. – In Judicial Reorganization and Copart 5 Participações S.A. – In Judicial Reorganization (jointly, the “Recovering Entities”), which reversed the decision rendered on July 30, 2018 by the Commercial Court of Lisbon, recognized in Portugal the decision rendered by the 7th Corporate Court of the Judicial District of the Capital of Rio de Janeiro on January 8, 2018 and published on February 5, 2018, which confirmed the Judicial Reorganization Plan of the Recovering Entities, and ordered the publication of the Brazilian decision in Portugal.

The full text of the judgment of the Portuguese Court is attached to this Notice to the Market and is also available for download at the Company’s website (www.oi.com.br/ri), at CVM’s Sistema Empresas.NET (www.cvm.gov.br), and will be available at the B3 S.A. - Brasil, Bolsa, Balcão website (www.bmfbovespa.com.br) as soon as possible. The Company will furnish to the U.S. Securities and Exchange Commission an English translation of the judgment of the Portuguese Court as soon as it becomes available under cover of Form 6-K.

Rio de Janeiro, October 26, 2018.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer